As filed with the Securities and Exchange Commission on February 7, 2011

Registration No. 333-171253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Energy Future Holdings Corp.

(Exact name of registrant issuer as specified in its charter)

SEE INSIDE FACING PAGE FOR TABLE OF REGISTRANT GUARANTORS

Texas	4911	75-2669310
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1601 Bryan Street

Dallas, Texas 75201-3411

(214) 812-4600

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Andrew M. Wright

EFH Corporate Services Company

Vice President and Associate General Counsel

1601 Bryan Street

Dallas, Texas 75201-3411

(214) 812-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert B. Little

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

(214) 220-7931

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-171253

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a small reporting company)	Small reporting company	☐

Table of Additional Registrant Guarantors

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant Guarantor’s Principal Executive Offices

Energy Future Competitive Holdings Company	Texas	75-1837355	1601 Bryan Street Dallas, Texas 75201-3411 (214) 812-4600

Energy Future Intermediate Holding Company LLC	Delaware	26-1191638	1601 Bryan Street Dallas, Texas 75201-3411 (214) 812-4600

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-171253) of the Registrants is being filed solely to file Exhibit 10(rr) to the Registration Statement in accordance with Rule 462(d) under the Securities Act of 1933, as amended and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission. No changes have been made to Part I or Part II of the Registration Statement other than to file Exhibit 10(rr) as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following exhibit is filed as part of this Registration Statement:

10(rr)	$24,500,000,000 Credit Agreement, dated October 10, 2007, among Energy Future Competitive Holdings Company; Texas Competitive Electric Holdings Company LLC, as the borrower; the several lenders from time to time parties thereto; Citibank, N.A., as administrative agent, collateral agent, swingline lender, revolving letter of credit issuer and deposit letter of credit issuer; Goldman Sachs Credit Partners L.P., as posting agent, posting syndication agent and posting documentation agent; JPMorgan Chase Bank, N.A., as syndication agent and revolving letter of credit issuer; Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers and bookrunners; Goldman Sachs Credit Partners L.P., as posting lead arranger and bookrunner; Credit Suisse, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc., Morgan Stanley Senior Funding, Inc., as co-documentation agents; and J. Aron & Company, as posting calculation agent

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of February 2011.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Paul M. Keglevic
	Name:	Paul M. Keglevic
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John F. Young	President and Chief Executive Officer and Director	February 3, 2011

/s/ Paul M. Keglevic Paul M. Keglevic	Executive Vice President and Chief Financial Officer	February 3, 2011

/s/ Stanley J. Szlauderbach Stanley J. Szlauderbach	Senior Vice President and Controller (Principal Accounting Officer)	February 3, 2011

* Donald L. Evans	Chairman	February 3, 2011

* Arcilia C. Acosta	Director	February 3, 2011

* David Bonderman	Director	February 3, 2011

* Thomas D. Ferguson	Director	February 3, 2011

* Frederick M. Goltz	Director	February 3, 2011

* James R. Huffines	Director	February 3, 2011

* Scott Lebovitz	Director	February 3, 2011

* Jeffrey Liaw	Director	February 3, 2011

* Marc S. Lipschultz	Director	February 3, 2011

* Michael MacDougall	Director	February 3, 2011

* Lyndon L. Olson, Jr.	Director	February 3, 2011

* Kenneth Pontarelli	Director	February 3, 2011

* William K. Reilly	Director	February 3, 2011

* Jonathan D. Smidt	Director	February 3, 2011

* Kneeland Youngblood	Director	February 3, 2011

*	/s/ Paul M. Keglevic

Paul M. Keglevic, as attorney-in-fact pursuant to power of attorney previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of February 2011.

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:	/s/ Paul M. Keglevic
	Name:	Paul M. Keglevic
	Title:	Executive Vice President, Chief Financial Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John F. Young	President and Chief Executive Officer and Manager	February 3, 2011

/s/ Paul M. Keglevic Paul M. Keglevic	Executive Vice President and Chief Financial Officer and Manager	February 3, 2011

/s/ Stanley J. Szlauderbach Stanley J. Szlauderbach	Senior Vice President and Controller (Principal Accounting Officer)	February 3, 2011

* James R. Huffines	Manager	February 3, 2011

* Jeffrey Liaw	Manager	February 3, 2011

* Kenneth Pontarelli	Manager	February 3, 2011

*	/s/ Paul M. Keglevic

Paul M. Keglevic, as attorney-in-fact pursuant to power of attorney previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of February 2011.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

By:	/s/ Paul M. Keglevic
	Name:	Paul M. Keglevic
	Title:	Executive Vice President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John F. Young	President and Chief Executive Officer and Director	February 3, 2011

/s/ Paul M. Keglevic Paul M. Keglevic	Executive Vice President and Chief Financial Officer and Director	February 3, 2011

/s/ Stanley J. Szlauderback Stanley J. Szlauderbach	Senior Vice President and Controller (Principal Accounting Officer)	February 3, 2011

* Frederick M. Goltz	Director	February 3, 2011

* Scott Lebovitz	Director	February 3, 2011

* Michael MacDougall	Director	February 3, 2011

*	/s/ Paul M. Keglevic

Paul M. Keglevic, as attorney-in-fact pursuant to power of attorney previously filed